FOR IMMEDIATE RELEASE

STANLEY WORKS TO ACQUIRE NATIONAL HARDWARE FOR $170 MILLION

New Britain, CT, September 16, 2005 – The Stanley Works (NYSE: SWK) announced that it has entered into an agreement to purchase National Manufacturing Co. d/b/a National Hardware for $170 million. This well established hardware business with annual revenues of $200 million will be combined with Stanley’s heritage builders’ hardware business (annual revenues $100 million).

National’s strong brand, the breadth of its product offering and its established success in the hardware co-op, lumberyard and agricultural supply channels will strengthen Stanley’s own builders’ hardware business. This transaction will also significantly diversify Stanley’s hardware customer base which, prior to this transaction, was highly concentrated. The acquisition will be nominally accretive to earnings in 2006 and accretive to fully-diluted earnings per share by approximately 10¢ in 2007. It also meets the company’s criteria for return on capital employed.

Stanley’s offer is for 100% of the shares of National Manufacturing Corporation and is payable in cash. Both companies’ boards of directors have approved the transaction, which remains subject to approval by two-thirds of National’s shareowners, regulatory approvals and other customary conditions. The deal is expected to close by year-end 2005 or shortly thereafter.

The company remains committed to its current credit ratings and intends to fund this transaction in a manner consistent with those ratings. The company does not anticipate the need to issue common equity in order to achieve this objective.

Stanley was advised on this transaction by Citigroup Corporate and Investment Banking. National was advised on this transaction by Robert W. Baird & Co.

Contact:

Gerry Gould, VP – Investor Relations at 860-827-3833 or www.stanleyworks.com

About National Hardware

National Hardware is a leading North American manufacturer and supplier of builders’ hardware and has been producing hardware for over 100 years. National manufactures and markets the majority of its product range (85%) through the two-step co-op channel to the builder trade through an industry-leading national sales and service staff. The company is headquartered in Sterling, Illinois, serves over 25,000 outlets and has manufacturing operations in the U.S., Canada and Mexico. The company employs approximately 1,750 associates. Additional information on National can be found at http://www.natman.com/.

About The Stanley Works

Stanley, an S&P 500 company with 2004 revenues of $3.0 billion, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. For over 162 years, the Stanley® brand has been synonymous with quality, reliable products. Its well-known tool and storage brands include Stanley® as well as FatMax®, Husky®, Goldblatt®, Bostitch®, Jensen®, Mac®, Proto®, La Bounty®, Vidmar®, CST®, David White® and ZAG®. Security Solutions brands include Stanley®, Best®, Blick® and Frisco Bay®. The company employs approximately 15,500 associates. More information about The Stanley Works can be found at http://www.stanleyworks.com/.

CAUTIONARY STATEMENT
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including those regarding the ability to consummate the proposed transaction and the results including, but not limited to, earnings results and a less concentrated customer base (the “Results”) that may be achieved following consummation are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to consummate the proposed transaction and to deliver the Results is dependent upon, among other things, (i) obtaining required approval of the proposed transaction by two-thirds of National’s shareowners; (ii) obtaining the approvals, third party consents and clearances including applicable approvals pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 required to consummate the proposed transaction; (iii) the ability of the company to achieve the synergies anticipated as a result of the proposed transaction and limit acquisition-related costs and expenses within expected ranges; (iv) the success of the company’s efforts to maintain prices in order to, among other things, offset the impact of steel and other commodity price inflation; (v) continued improvements in productivity and cost reductions; and (vi) the ability of the company to obtain financing consistent with expected terms; and (vii) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition. The company’s ability to achieve the Results will also be affected by external factors including pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s installation, distribution and sales networks such as weather conditions, war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.